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                                                                 Exhibit 99.1

                                 [PRESS RELEASE]


                          HCC INSURANCE HOLDINGS, INC.
                           COMPLETES TENDER OFFER FOR
                             THE CENTRIS GROUP, INC.

         HOUSTON, TEXAS - December 20, 1999: HCC Insurance Holdings, Inc. (NYSE: HCC) announced today the expiration of the tender offer by its wholly owned subsidiary, Merger Sub of Delaware, Inc., for all outstanding shares of common stock of The Centris Group, Inc. (NYSE: CGE) at a price of $12.50 per share.

         HCC stated that, based on a preliminary count, approximately 11,263,294 million Centris shares (including approximately 439,100 shares subject to guarantees of delivery or receipt of additional documentation) were tendered pursuant to the Offer which expired at 12:00 midnight, New York City time, on Friday, December 17, 1999. All shares validly tendered (and not properly withdrawn) prior to the expiration have been accepted for payment and will be paid promptly.

         The shares tendered constitute approximately 97.4% of Centris' presently outstanding shares.

         As previously announced, all Centris shares not tendered and purchased pursuant to the Offer will be acquired in a second-step merger transaction at the same price of $12.50 per share. The merger of The Centris Group, Inc. and Merger Sub of Delaware, Inc. is expected to become effective on December 20, 1999, at which time Centris will become a wholly owned subsidiary of HCC.

         HCC is an international insurance holding company with assets exceeding $2.0 billion. Their shares are traded on the NYSE. HCC is rated AA (Very Strong) by Standard & Poors and A+ (Superior) by A.M. Best & Company.

         This press release contains forward-looking statements based on current expectations that are covered under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results and events related to the transaction may differ from those anticipated.